UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 19, 2005 (September 14, 2005)

Date of Report (Date of earliest event reported)
QUOVADX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29273	85-0373486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7600 E. Orchard Road, Suite 300S
Greenwood Village, CO 80111

(Address of principal executive offices)
(303) 488-2019

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
  Acceleration of Stock Options
     On September 14, 2005, the Compensation Committee of the Board of Directors of Quovadx, Inc. (the “Company”) approved, effective October 1, 2005, the acceleration of vesting of “underwater” unvested stock options held by current employees, including executive officers. Stock options held by non-employee directors were not included in such acceleration. A stock option was considered “underwater” if the option exercise price was greater than $3.00 per share. The Compensation Committee, which consists entirely of independent directors, unanimously approved the acceleration of vesting of underwater stock options including those underwater stock options held by the Chief Executive Officer and the other principal officers and executive officers of the Company. These actions were taken in accordance with the applicable provisions of the Company’s stock option plans.
     In taking these actions, the Compensation Committee imposed restrictions on the stock option awards granted to principal officers and executive officers of the Company, which restrict the ability of each such principal and/or executive officer to sell any shares underlying any such stock option award until the earlier of (1) the original vesting date applicable to such shares (or any portion thereof) underlying such stock option award, (2) a change of control acceleration event as provided in the respective option agreements and/or employment agreements, or (3) the executive officer’s termination of employment with the Company, death or disability (as such terms are defined in the stock option plans).
     The following table summarizes the options subject to acceleration:

	Aggregate
	Number of Shares		Weighted Average
	Issuable Under		Exercise Price Per
	Accelerated Options		Share
Principal and executive officers	541,183		$6.48
All other employees	480,030		$6.09
Total	1,021,213	(1)	$6.29	(2)

(1)	The accelerated options represent 17% of the Company’s currently outstanding stock options.

(2)	The closing price of the Company’s common stock on September 14, 2005 was $2.83.
     The decision to accelerate vesting of these underwater stock options was made primarily to avoid recognizing compensation expense in future financial statements upon the adoption of Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (“SFAS 123R”), which, when effective, will require all share-based payments to employees, including grants of employee stock options, to be recognized on the Company’s financial statements based on their fair values. SFAS 123R will become effective as to the Company beginning January 1, 2006. The aggregate estimated compensation expense associated with these accelerated options that would have been recognized in the Company’s income statements after adoption of SFAS 123R by the Company, had the acceleration not occurred, is approximately $1.1 million.

     Additionally, the Company believes underwater stock options may not be offering the affected employees sufficient incentive when compared to the future compensation expense that would have been attributable to these stock options.
     The Compensation Committee has evaluated a number of alternatives available to the Company with respect to stock-based awards to employees. In addition to the acceleration of vesting of underwater options described above, and the changes to the Company’s Employee Stock Purchase Program described below, the Compensation Committee continues to consider such actions as reducing the term and vesting schedule of stock options granted, reducing the number of shares underlying stock option awards granted, reducing the number of employees to whom stock option grants will be made, and granting alternative forms of equity-based awards, such as restricted stock awards or other performance-based awards.
     The Company will report the avoided future compensation expense in its third quarter financial statements as pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board.
  Amendments to Employee Stock Purchase Plan
     On September 14, 2005, the Compensation Committee of the Company’s Board of Directors approved certain amendments to the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”), which is a plan qualified under Section 423 of the Internal Revenue Code that allows eligible employees of the Company to purchase shares of the Company’s common stock at a pre-determined discount. These amendments will be effective for all offering periods commencing after October 1, 2005.
     The ESPP contains consecutive, 6 month offering periods. The offering periods generally start with the first trading day on or after May 1 and November 1 of each year and terminate on the last trading day in the periods ending approximately six months later. An eligible employee who elects to enroll in the ESPP is granted an option at the start of the offering period to purchase shares of the Company’s common stock with payroll deductions of up to 20% of his or her eligible compensation. The eligible employee’s payroll deductions are accumulated and, at the end of each six-month offering period, applied to purchase shares of common stock.
     Prior to the amendments to the ESPP, the price that employees pay for the stock purchased at the end of each offering period is equal to 85% of the lower of (1) the market price of the Company’s common stock at the beginning of the offering period or (2) the market price of the Company’s common stock at the end of that offering period.
     After giving effect to the amendments, the price that employees pay for the stock purchased at the end of each offering period will be equal to 90% of the market price of our common stock at the end of that offering period.
     The decision to amend the ESPP as described above was made primarily to minimize compensation expense in future financial statements upon the adoption of SFAS 123R.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 19, 2005
QUOVADX, INC.
By: /s/ Linda K. Wackwitz
      Linda K. Wackwitz
      Secretary